EX-2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PROOFPOINT, INC.,
ALBANY ACQUISITION CORP.,
ARMORIZE TECHNOLOGIES, INC.
AND
JAMES C. SHA, AS EFFECTIVE TIME HOLDERS’ AGENT
AUGUST 8, 2013

EXHIBITS
Exhibit A-1        Form of Employee Acknowledgment
Exhibit A-2        Form of Non-Competition Agreement
Exhibit B-1    -    Form of Stockholder Agreement
Exhibit B-2    -    List of Initial Signatories to Company Stockholder Consent and Stockholder
Agreement
Exhibit B-3    -    Form of Company Stockholder Consent
Exhibit C    -    Form of Certificate of Merger
Exhibit D    -    Form of Escrow Agreement
Exhibit E    -    Form of IRS Notice
Exhibit F    -    Form of FIRPTA Notice
Exhibit G    -    Form of Option Cancellation Agreement
Exhibit H    -    Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 8, 2013 (the “Agreement Date”), by and among Proofpoint, Inc., a Delaware corporation (“Acquiror”), Albany Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Armorize Technologies, Inc., a Delaware corporation (the “Company”) and James C. Sha solely in his capacity as Effective Time Holders’ Agent.
RECITALS
A.    The Boards of Directors of each of the Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of their respective companies and the securityholders of their respective companies that Merger Sub merge with and into the Company in a statutory reverse-triangular merger (the “Merger”), with the Company to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions and agreements contemplated by this Agreement (the “Ancillary Agreements”).
B.    Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein.
C.    Concurrently with the execution of this Agreement, and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the employees of the Company set forth on Schedule 1 to this Agreement are executing (a) an acknowledgment in respect of the terms and conditions of their respective employment with Acquiror, the Surviving Corporation, any Subsidiary, or a Taiwan branch office or other business entity of Acquiror, as applicable and in the sole discretion of Acquiror, in the form attached hereto as Exhibit A-1 (each, an Employee Acknowledgment”) and (b) a non-competition agreement in the form attached hereto as Exhibit A-2 (each, a “Key Employee Non-Competition Agreement”).
D.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Company is delivering to Acquiror a stockholder agreement substantially in the form attached hereto as Exhibit B-1 (the “Stockholder Agreement”), executed by each Company Stockholder listed on Exhibit B-2, and immediately following the execution and delivery of this Agreement, the Company will use its reasonable best efforts to secure a written consent substantially in the form attached hereto as Exhibit B-3 (a “Company Stockholder Consent”), executed by each Company Stockholder listed on Exhibit B-2, (i) approving of the Merger and (ii) adopting and approving the terms of this Agreement.
E.    The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

THE MERGER
1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.
“Acquiror” is defined in the Preamble.
“Acquiror Common Stock” means the Common Stock, par value of $0.0001 per share, of Acquiror.
“Acquiror Related Agreements” is defined in Section 3.1.
“Acquisition Proposal” means any bona fide offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means (a) a merger, consolidation or other business combination of the Company or any Subsidiary, (b) a restructuring, recapitalization or liquidation of the Company or any Subsidiary or (c) an acquisition or disposition of more than a 10% interest in the total outstanding voting stock of the Company or the material assets of the Company or any Subsidiary.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options that have a per share exercise price less than the Participating Amount Per Share.
“Agreement” is defined in the Preamble.
“Agreement Date” is defined in the Preamble.
“Armorize India” means Armorize Technology Solutions Private Limited, an India private limited company.
“Armorize India Employees” means each of those individuals set forth on Schedule 2.
“Armorize Taiwan Intellectual Property” means all Intellectual Property owned by Armorize Technologies (Taiwan) and Arching Technologies (Taiwan).
“Ancillary Agreements” is defined in the Recitals.
“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.
“Certificate of Merger” is defined in Section 1.2.
“Certificates” is defined in Section1.11(c)(i).
“Claims Period” is defined in Section 8.3.
“Closing” is defined in Section 1.3.
“Closing Date” is defined in Section 1.3.

“Closing Payment” means the aggregate amount payable to the Effective Time Holders upon the Effective Time, pursuant to Section 1.9.
“Closing Payment Distribution Credit” means an amount up to $1,000,000 of any Permitted Distribution which Acquiror and the Company may mutually agree in writing, no later than two (2) Business Days prior to the Closing Date, will be paid by Acquiror concurrently with payment of the Closing Payment to the Effective Time Holders in accordance with Article I hereof.
“COBRA” is defined in Section 2.22(c).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Authorizations” is defined in Section 2.7(b).
“Company Balance Sheet” is defined in Section 2.9(a).
“Company Balance Sheet Date” is defined in Section 2.9(a).
“Company Board” shall mean the board of directors of the Company.
“Company Board Recommendation” is defined in Section 4.7(b).
“Company Capital Stock” means the capital stock of the Company.
“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of the Company.
“Company Debt” means all indebtedness of the Company and any Subsidiary for money borrowed, whether short- or long-term, inclusive of any prepayment penalties or termination charges.
“Company Disclosure Schedule” is defined in Article II.
“Company Employee Plans” is defined in Section 2.22(a).
“Company Financial Statements” is defined in Section 2.9(a).
“Company IP Rights” is defined in Section 2.8(a)(ii).
“Company IP Rights Agreements” is defined in Section 2.8(b)(viii).
“Company-Owned IP Rights” is defined in Section 2.8(a)(iii).
“Company Net Working Capital” means an amount equal to (i) the consolidated current assets of the Company and the Subsidiaries as of the Closing Date (after giving effect to any Permitted Distribution) less (ii) the sum of (A) the consolidated current liabilities of the Company and the Subsidiaries as of the Closing Date, (B) unpaid Company Debt as of the Closing Date, (C) unpaid Transaction Expenses as of the Closing Date and (D) liabilities of the Company or any Subsidiary for Taxes as of immediately prior to the Closing, whether or not such liabilities for Taxes would be then due and payable, arising out of or resulting from (I) the payment of a Permitted Dividend, including without limitation repatriation Taxes and any Taiwanese and/or US withholding Tax obligations and (II) payments made or to be made by the Company or any Subsidiary to holders of Company Options or other equity awards in connection with the Closing, including without limitation the employer portion of payroll taxes or other withholding obligations (for the avoidance of doubt, not including any amounts consisting of Escrow Cash), in each case calculated in accordance with GAAP and consistent with the Company’s past practices and to the extent not taken into account in determining the amount of Unencumbered Cash.
“Company Net Working Capital Adjustment Amount” means, (i) in the event that the Company Net Working Capital is a negative number, an amount equal to the absolute value of the Company Net Working Capital and (ii) in the event that the Company Net Working Capital is a positive number, an amount equal to zero.
“Company Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date and certifying the amount of Company Net Working Capital, including an itemized list of each asset and liability reflected therein, and each other element of the Company Net Working Capital.
“Company Optionholder” means a holder of Company Options as of immediately prior to the Effective Time.
“Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2006 Stock Plan and the Company’s 2010 Equity Incentive Plan.
“Company Option Share” means a share of Company Common Stock that is subject to a Company Option as of immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Capital Stock, whether or not issued under the Company Option Plan.
“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock, collectively.
“Company Products” is defined in Section 2.8(a)(vi).
“Company Registered Intellectual Property” is defined in Section 2.8(a)(iv).
“Company Representatives” means the directors, officers, employees and stockholders who are aware of the transactions contemplated herein, investment bankers, attorneys, or other advisors or representatives retained by the Company or any Subsidiary.
“Company Series A Preferred Stock” means the Series A Preferred Stock, par value of $0.0001 per share, of the Company.
“Company Series B Preferred Stock” means the Series B Preferred Stock, par value of $0.0001 per share, of the Company.
“Company Source Code” is defined in Section 2.8(a)(vii).
“Company Stockholder Consent” is defined in the Recitals.

“Company Stockholders” means the holders of Company Capital Stock.
“Company Unvested Option” means all Company Options that are unvested as of immediately prior to the Effective Time.
“Company Voting Debt” is defined in Section 2.2(f).
“Company Warrants” means warrants to purchase shares of Company Capital Stock.
“Confidential Information” is defined in Section 2.8(b)(xxi).
“Confidentiality Agreement” means that certain confidentiality agreement between Acquiror and the Company with an effective date of June 3, 2013.
“Continuing Employee” is defined in Section 4.6(a).
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Dispute” is defined in Section 9.9.
“Disqualified Individual” is defined in Section 1.4(a)(xiii).
“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger and which shall not have been effectively withdrawn or otherwise lost.
“Effective Time” is defined in Section 1.5.
“Effective Time Holders” means (i) the Company Stockholders holding shares of Company Common Stock, Series A Preferred Stock and/or Series B Preferred Stock as of immediately prior to the Effective Time (other than Company Stockholders who are holders of Dissenting Shares) and (ii) the Company Optionholders as of immediately prior to the Effective Time, in each case who receive any consideration in connection with the Merger.
“Effective Time Holders’ Agent” is defined in Section 8.7(a).
“Employee Acknowledgment” is defined in the Recitals.
“Employment Agreement” is defined in Section 1.4(a)(ix).
“Encumbrances” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“ERISA” is defined in Section 2.22(a).
“Escrow Agent” is defined in Section 1.4(a)(ii).
“Escrow Cash” means an amount of cash equal to the product of (i) the Escrow Percentage and (ii) the difference between (A) the Purchase Price and (B) the Company Net Working Capital Adjustment Amount.
“Escrow Fund” is defined in Section 1.10.
“Escrow Percentage” means 15%.
“Escrow Period” is defined in Section 8.3.
“Exchange Agent” is defined in Section 1.11(a).
“Fully-Diluted Company Capital Stock” means the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (including with respect to Company Preferred Stock on an as converted into Company Common Stock basis) or exercisable into Company Capital Stock pursuant to Company Options.
“Fundamental Representations” is defined in Section 8.2(c).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any share exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“Hazardous Materials” is defined in Section 2.23.
“Indemnifiable Damages” is defined in Section 8.1.
“Indemnifiable Matters” is defined in Section 8.1.
“Indemnified Persons” is defined in Section 8.1.
“Information Statement” is defined in Section 4.7(a).
“Intellectual Property” is defined in Section 2.8(a)(i).
“J.A.M.S. Rules” is defined in Section 9.9.
“Key Employee Non-Competition Agreement” is defined in the Recitals.
“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Yao-Ming Huang or Yao-Wen Huang of such fact, circumstance, event or other matter after reasonable inquiry of (i) such individual’s direct reports and (ii) the books and records of such individual (including email) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.
“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and with respect to any Person, any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or such Person’s Subsidiaries or to any of their assets, properties or business.
“Letter of Transmittal” is defined in Section 1.11(c)(i).
“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be or become materially adverse to the condition (financial or otherwise), assets (including intangible assets), business, or results of operations of such entity, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any Effect, either alone or in combination with other Effects, directly relating to (a) any Effect resulting from or arising out of the taking of any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement; (b) any Effect affecting the industry in which the Company or any of its Subsidiaries operate generally or the economy of any market where the Company or any of its Subsidiaries have operations or sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on the Company or any of its Subsidiaries); (c) any Effect resulting from or arising out of changes in Legal Requirements; or (d) any Effect set forth on Schedule 1.1 of the Company Disclosure Schedule resulting from or arising out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated herein.
“Material Contract” is defined in Section 2.16(a).
“Merger” is defined in the Recitals.
“Merger Sub” is defined in the Preamble.
“Minimum Company Stockholder Approval” is defined in Section 2.4(a).
“NASDAQ” means the NASDAQ Global Select Market.
“Non-Compete Agreements” is defined in Section 2.22(m).
“Officer’s Certificate” is defined in Section 8.5.

“Open Source Materials” is defined in Section 2.8(b)(xxii).
“Parachute Payment Waiver” is defined in Section 1.4(a)(xiii).
“Participating Amount Per Share” means (i) the Total Participating Consideration divided by (ii) the Fully-Diluted Company Capital Stock.
“Participating Closing Amount Per Share” means (i) the Participating Amount Per Share minus (ii) the Participating Escrow Amount Per Share.
“Participating Escrow Amount Per Share” means (i) the Participating Amount Per Share multiplied by (ii) the Escrow Percentage.
“Permitted Distribution” means a dividend and cash payment issued in accordance with Section 6.5 and applicable Legal Requirements, duly authorized by the Company Board prior to the Closing Date and following a good faith determination by the Company Board that, after reserving (to the extent not already taken into account as a current liability) sufficient cash to pay the Transaction Bonus Amount to the Transaction Bonus Recipients at the Closing, the Company Net Working Capital will be a positive number following the payment of such distribution, which distribution shall (a) be paid directly by the Company prior to the Effective Time and (b) consist entirely of Unencumbered Cash in an amount not to exceed $5,000,000 (inclusive of the Closing Payment Distribution Credit, if any).
“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or not yet delinquent and liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements and (iv) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
“Personal Information” means personally identifiable information in the possession or under the control of the Company or any Subsidiary regarding any Person.
“Post-Closing Covenants” is defined in Section 8.2(c).
“Pro Rata Percentage” means, with respect to each Effective Time Holder, the quotient (expressed as a percentage) of (i) the portion of the Closing Payment receivable by such Effective Time Holder at the Effective Time, divided by (ii) the Closing Payment.
“Purchase Price” means $25,000,000.
“SEC” means the Securities and Exchange Commission.
“Series A Amount Per Share” means (i) the Series A Liquidation Preference Per Share plus (ii) the Participating Amount Per Share.

“Series A Closing Amount Per Share” means (i) the Series A Amount Per Share minus (ii) the Series A Escrow Amount Per Share.
“Series A Escrow Amount Per Share” means (i) the Series A Amount Per Share multiplied by (ii) the Escrow Percentage.
“Series A Liquidation Preference” means (i) the Series A Liquidation Preference Per Share multiplied by (ii) the number of shares of Company Series A Preferred Stock outstanding as of immediately prior to the Effective Time.
“Series A Liquidation Preference Per Share” means $0.50.
“Series B Amount Per Share” means (i) the Series B Liquidation Preference Per Share plus (ii) the Participating Amount Per Share.
“Series B Closing Amount Per Share” means (i) the Series B Amount Per Share minus (ii) the Series B Escrow Amount Per Share.
“Series B Escrow Amount Per Share” means (i) the Series B Amount Per Share multiplied by (ii) the Escrow Percentage.
“Series B Liquidation Preference” means (i) the Series B Liquidation Preference Per Share multiplied by (ii) the number of shares of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time.
“Series B Liquidation Preference Per Share” means $1.00.
“Significant Customer” is defined in Section 2.19(a).
“Significant Supplier” is defined in Section 2.19(b).
“Special Claims Period” is defined in Section 8.3.
“Special Matters” is defined in Section 8.2(c).
“Specified Contracts” means each of the Contracts of the Company or its Subsidiaries listed on Schedule 3 to this Agreement.
“Spreadsheet” means a certified spreadsheet to be delivered by the Company at, or prior to, the Closing including all of the following information as of the Closing: (a) the names of the Effective Time Holders, and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by, such Effective Time Holders and the respective certificate numbers; (c) the number of shares of Company Common Stock subject to and the exercise price per share in effect for each Company Option; (d) the Tax status of each Company Option under Section 422 of the Code; (e) the calculation of the Total Merger Consideration, the Company Net Working Capital, the Series A Liquidation Preference, the Series B Liquidation Preference, the Series A Amount Per Share, the Series A Escrow Amount Per Share, the Series A Closing Amount Per Share, the Series B Amount Per Share, the Series B Escrow Amount Per Share, the Series B Closing Amount Per Share, the Total Participating Consideration, the Participating Amount Per Share, the Participating Escrow Amount Per Share, the Participating Closing Amount Per Share, the Escrow

Cash and the Transaction Bonus Amount; (f) the amount of the Closing Payment payable to each Effective Time Holder as of the Closing; (g) each such Effective Time Holder’s Pro Rata Percentage and the interest in dollar terms of each Effective Time Holder in the Escrow Cash; and (h) each of the Transaction Expenses and the Person to whom such Transaction Expenses are owed and the address of such party.
“Stockholder Agreement” is defined in the Recitals.
“Subsidiary” means, with respect to the Company, any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Surviving Corporation” is defined in Section 1.2.
“Taiwan Balance Sheet” is defined in Section 2.9(a).
“Taiwan Financial Statement” is defined in Section 2.9(a).
“Taiwan GAAP” means Taiwan generally accepted accounting principles.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, capital gains, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital shares, profits, license, registration, withholding, payroll, social security (or equivalent) employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, consolidated return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.
“Termination Date” is defined in Section 7.1(b).
“Third Party Intellectual Property” is defined in Section 2.8(a)(v).
“Threshold” is defined in Section 8.2(a).
“Total Liquidation Preference” means the sum of (i) the Series A Liquidation Preference and (ii) the Series B Liquidation Preference.
“Total Merger Consideration” means (i) the Purchase Price plus (ii) the Aggregate Exercise

Price minus (iii) the Company Net Working Capital Adjustment Amount.
“Total Participating Consideration” means (i) the Total Merger Consideration minus (ii) the Total Liquidation Preference.
“Transfer Taxes” is defined in Section 6.4(b).
“Transaction Bonus Amount” means $277,000, which constitutes the aggregate amount payable to the Transaction Bonus Recipients, including any Tax obligations associated with such payments.
“Transaction Bonus Recipients” means those employees of the Company set forth on Schedule 4 to this Agreement.
“Transaction Expenses” means (i) all third party fees and expenses incurred or payable by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby and (ii) any change of control or other similar bonus payments payable by the Company or any of its Subsidiaries to employees, directors and consultants upon the consummation of the Merger, including any employer Tax obligations associated with such payments, other than a Permitted Distribution and as set forth under Section 4.6(b).
“Unencumbered Cash” means an amount equal to (i) the cash and immediately available cash equivalents of the Company and its Subsidiaries (net of uncleared checks and after giving effect to any Taxes arising out of or resulting from the payment of a Permitted Distribution, including without limitation reductions for repatriation Taxes and any Taiwanese and/or US withholding Tax obligations) minus (ii) the sum of (A) unpaid Transaction Expenses and (B) unpaid Company Debt.
“US Balance Sheet” is defined in Section 2.9(a).
“US Financial Statement” is defined in Section 2.9(a).
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
1.2    The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.
1.3    Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as possible (but not later than the third (3) Business Day) following the satisfaction of all closing conditions and the availability of all closing deliveries under Section 1.4 and upon the Effective Time; provided, however, that, notwithstanding the foregoing, unless Acquiror consents otherwise in writing, in no event shall the Closing take place between September 11, 2013 and September 30, 2013 (inclusive of such dates). The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4    Closing Deliveries and Conditions.
(a)    The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:
(i)    the Company Stockholder Consent and a counterpart to the Stockholder Agreement, executed by each Company Stockholder listed on Exhibit B-2;
(ii)    a counterpart to the Escrow Agreement, in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Effective Time Holders’ Agent and Wells Fargo Bank, N.A. (the “Escrow Agent”);
(iii)    FIRPTA documentation, comprised of (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by the Company;
(iv)    evidence reasonably satisfactory to Acquiror of the resignations of the directors and each of the officers of the Company in office immediately prior to the Closing effective as of the Closing;
(v) a Certificate of Status from the Secretary of State of the State of Delaware, the Secretary of State of the State of California and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within five (5) days prior to the Closing Date, and certifying that the Company is in good standing and, to the extent provided by such certificate, that all applicable state franchise or similar Taxes and fees of the Company through and including the date of the certificate have been paid;
(vi)    the Company Net Working Capital Certificate;
(vii) evidence reasonably satisfactory to Acquiror that no Company Warrants are outstanding;
(viii) the minute book of the Company;
(ix)    a counterpart to Acquiror’s form of employment agreement, proprietary information and invention assignment agreement and non-competition and non-solicitation agreement, consistent with the terms and conditions in the corresponding Employee Acknowledgment (collectively, an “Employment Agreement”), executed by (A) each of the employees of the Company or any Subsidiary set forth on Schedule 1 to this Agreement and (B) not less than 90% of the other employees of the Company and the Subsidiaries to whom offers of employment have been made by Acquiror;
(x) the Spreadsheet and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;
(xi)    a certificate, dated as of the Closing Date and executed on behalf of the

Company by its Secretary, certifying the Company’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving the Merger and this Agreement and terminating the Company’s 401(k) plan and the Company Option Plans prior to the Closing, and (D) stockholder consents adopting this Agreement, which consents shall represent the Minimum Company Stockholder Approval;
(xii) evidence reasonably satisfactory to Acquiror that no more than 15% of the outstanding Company Capital Stock that is issued and outstanding immediately prior to the Effective Time are Dissenting Shares or are eligible to make a demand for appraisal under Delaware Law;
(xiii) a Parachute Payment Waiver, (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under, and who (x) either is, or is employed by, a United States income taxpayer, and (y) might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code (each, a “Disqualified Individual”), pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained;
(xiv) evidence reasonably satisfactory to Acquiror that the Company shall have submitted for Company Stockholder approval in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder for any payment or economic benefit that would otherwise constitute a “parachute payment” (as defined in Section 280G(b)(2)(A) of the Code) with respect to any Disqualified Individual, and to which such individual waives his or her rights pursuant to a Parachute Payment Waiver; and
(xv) evidence reasonably satisfactory to Acquiror that the Transaction Bonus Amount will be paid by the Company or its Subsidiaries to the Transaction Bonus Recipients immediately following the Closing.
(b)    In addition to receipt of the items set forth in Section 1.4(a)(i), (ii), (iv), (v), (vi), (ix), (x), (xi), (xii), (xiii) and (xiv) (receipt of any one or more of which may be waived by Acquiror in writing), each of the following shall also be a condition to Acquiror and Merger Sub’s obligation to close (satisfaction of any one or more of which may be waived by Acquiror in writing): (i) since the date of the Merger Agreement, there shall not have been a Material Adverse Effect with respect to the Company; (ii) the Company’s representations herein shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations made as of a specific date which shall be true as of such date) and Acquiror will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer; (iii) the Company shall have performed its covenants herein in all material respects; (iv) no material litigation or proceeding enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; and (v) there shall not have been issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

(c)    Acquiror shall deliver to the Company, at or prior to the Closing, a counterpart to the Escrow Agreement, in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by Acquiror and the Escrow Agent.
(d)    In addition to the receipt of the item set forth in Section 1.4(c) (receipt of which may be waived by the Company in writing), each of the following shall also be a condition to Company’s obligation to close (receipt of any one or more of which may be waived by the Company in writing): (i) Acquiror’s representations herein shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations made as of a specific date, which shall be true as of such date) and the Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquiror by Acquiror’s Chief Financial Officer; (ii) Acquiror shall have performed its covenants herein in all material respects; (iii) no material litigation or proceeding enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and (iv) there shall not have been issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.
1.5    Effective Time. At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, which Certificate of Merger shall set forth the date and time upon which the Merger shall become effective as agreed to by Acquiror and the Company in writing (such date and time being referred to herein as the “Effective Time”).
1.6    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, Liabilities and duties of the Company and Merger Sub shall become debts, Liabilities and duties of the Surviving Company.
1.7    Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended in its entirety to read as the certificate of incorporation of Merger Sub, until thereafter amended as provided by Delaware Law, and (ii) the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Company and such bylaws.
1.8    Directors and Officers. At the Effective Time, (i) the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Company Board immediately after the Effective Time until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Company immediately after the Effective Time until their respective successors are duly appointed.
1.9    Effect on Company Capital Stock, Company Options and Company Warrants.
(a)    Company Series A Preferred Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Company Series A Preferred Stock issued and outstanding immediately prior to the

Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive as of the Effective Time: (A) an amount payable in cash, as reflected in the Spreadsheet, equal to the Series A Closing Amount Per Share, and (B) any cash disbursements required to be made from the Escrow Fund with respect to such share of Company Series A Preferred Stock to the former holder thereon in accordance with Section 8.3 hereof.
(b)    Company Series B Preferred Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Company Series B Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive as of the Effective Time: (A) an amount payable in cash, as reflected in the Spreadsheet, equal to the Series B Closing Amount Per Share, and (B) any cash disbursements required to be made from the Escrow Fund with respect to such share of Company Series B Preferred Stock to the former holder thereon in accordance with Section 8.3 hereof.
(c)    Company Common Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive as of the Effective Time: (A) an amount payable in cash, as reflected in the Spreadsheet, equal to the Participating Closing Amount Per Share, and (B) any cash disbursements required to be made from the Escrow Fund with respect to such share of Company Common Stock to the former holder thereon in accordance with Section 8.3 hereof.
(d)    Company Options. Immediately prior to the Effective Time, the Company shall accelerate the vesting of all Company Unvested Options and all such Company Unvested Options shall vest in full. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Option which is outstanding at the Effective Time will be, by virtue of the Merger and without any action on the part of the holder thereof, canceled and each holder of a Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option: (A) an amount payable in cash, as reflected in the Spreadsheet, equal to the product of (i) the number of Company Option Shares subject to such Company Option multiplied by (ii) the excess, if any, of the Participating Closing Amount Per Share over the per share exercise price of such Company Option, and (B) any cash disbursements required to be made from the Escrow Fund with respect to the Company Option Shares subject to such Company Option to the former holder thereon in accordance with Section 8.3 hereof.
(e)    Company Warrants. No Company Warrants, whether vested or unvested, shall be assumed by Acquiror in the Merger, and at the Effective Time, each Company Warrant will be by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished without any present or future right to receive any consideration in connection with the Merger or otherwise.
(f)    Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.
(g)    Treatment of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
(h)    Rights Not Transferable. The rights of the Effective Time Holders as of immediately prior to the Effective Time are personal to each such Company Stockholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
(i)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(j)    Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Company Stockholders, the Company Optionholders or any other Person pursuant to the Merger exceed the difference between (i) the Purchase Price and (ii) the Company Net Working Capital Adjustment Amount.
1.10    Retention of Escrow Cash/Deposit of Escrow Cash with Escrow Agent. At the Effective Time, Acquiror shall withhold from the total amount of cash payable pursuant to Section 1.9 above, with respect to each Effective Time Holder, such Effective Time Holder’s Pro Rata Percentage of the Escrow Cash. On the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent the Escrow Cash, such deposit to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages (as such term is defined in Section 8.1 below) pursuant to the indemnification obligations of the Effective Time Holders and shall be subject to the possibility of a reduction pursuant to the terms of Article VIII hereof.
1.11    Surrender of Certificates.

(a)    Exchange Agent. Wells Fargo Bank, N.A. shall act as the exchange agent (the “Exchange Agent”) in the Merger.
(b)    Acquiror to Cause Deposit of Cash. On the Closing Date, Acquiror or a Subsidiary shall deliver to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, the cash payable pursuant to Section 1.9 (which, for the avoidance of doubt, excludes the Escrow Cash) and (ii) the Closing Payment Distribution Credit, if any.
(c)    Exchange Procedures.
(i)    Prior to or on the Closing Date, the Company will cause to be mailed or otherwise delivered to each holder of record (based on the addresses set forth on the Spreadsheet) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock that are to be converted into the right to receive a portion of the Purchase Price, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Acquiror, and shall be in the form attached hereto as Exhibit H (the “Letter of Transmittal”)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration owing to such Company Stockholder in respect thereof.
(ii)    Upon surrender of a Certificate for cancellation to the Acquiror or its designee, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be paid by check or wire transfer of immediately available funds, at such holder’s option, the cash amount that such holder has the right to receive pursuant to Section 1.9 in respect of such Certificate and (B) such Certificate shall be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to the pro rata share of the Closing Payment into which such shares of Company Capital Stock shall have been so converted pursuant to the terms of this Agreement and as reflected in the Spreadsheet.
(d)    Notwithstanding Section 1.9(d), no Company Optionholder shall be entitled to receive, and none of Acquiror, the Company or Merger Sub shall be obligated to pay to such Company Optionholder, his or her portion of the Closing Payment otherwise payable pursuant to Section 1.9(d) unless and until such holder has delivered to the Company an Option Cancellation Agreement in substantially the form attached hereto as Exhibit G, duly executed by such Company Optionholder. Prior to the Closing, the Company shall take such reasonable and lawful actions (including, if appropriate, amending any Company Option Plan and individual option agreements and obtaining optionee consents and/or delivering optionee notices) that are necessary to give effect to the transactions contemplated by Section 1.9(d), including without limitation using commercially reasonable efforts to obtain the delivery of the Option Cancellation Agreements from each Company Optionholder.
(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such consideration as may be required pursuant to Section 1.9 in respect of such Certificate; provided, however, that Acquiror may, in its good faith discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Company, and/or any of their respective representatives or agents with respect to such Certificate.

(f)    No Further Ownership Rights in the Company Capital Stock. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time.
1.12    Withholding Rights. Acquiror and the Company shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock such amounts as Acquiror or the Company is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of applicable Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
1.13    Dissenting Shares. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the merger consideration provided for in Section 1.9, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the amounts payable pursuant to Section 1.9, if any, in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9, following the satisfaction of the applicable conditions set forth in Section 1.9, the amounts to which such holder would be entitled in respect thereof under Section 1.9 as if such shares never had been Dissenting Shares. The Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Effective Time Holders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.13 and under Delaware Law) shall not be affected by the exercise or potential exercise of dissenters’ rights under Delaware Law by any other stockholder of the Company.
1.14    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures shall (a) clearly indicate such Section and, if applicable, the Subsection of this Article II to which such disclosure relates or (b) upon a reading thereof without any independent knowledge of the subject matter thereof, reasonably apparently apply to such Section or Subsection), the Company represents and warrants to Acquiror that as of the date of this Agreement and as of the Closing Date (except for such representations and warranties made only as of a specific date) the statements set forth in this Article II are true and correct.
2.1    Organization, Good Standing, Corporate Power and Qualification. Each of the Company and each Subsidiary is a corporation duly incorporated and organized, and is validly existing and in good standing (if applicable), under the laws of its jurisdiction of incorporation or organization. The Company and each Subsidiary has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Company or such Subsidiary.
2.2    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 27,000,000 shares of Company Common Stock, of which 3,677,083 shares are issued and outstanding as of the Agreement Date; and (ii) 12,900,000 shares of Company Preferred Stock, of which (1) 2,400,000 are designated as Series A Preferred Stock, all of which shares are issued and outstanding as of the Agreement Date; and (2) 10,500,000 are designated as Series B Preferred Stock, of which 9,753,422 shares are issued and outstanding as of the Agreement Date. Schedule 2.2(a) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (i) the name of all holders of Company Capital Stock, (ii) the number of shares held by each such holder, and (iii) whether any of such shares are restricted and the vesting of any such restricted shares, including the extent to which any such vesting has occurred as of the date hereof and whether (and to what extent) the vesting will be accelerated by the transactions contemplated by this Agreement.  As of the Agreement Date, no claim has been made or, to the Knowledge of the Company, threatened to the Company, asserting that any Person other than a Person listed on Schedule 2.2(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including Company Options and Company Warrants) of, or any other voting, equity or ownership interest in, the Company or that any Person listed on Schedule 2.2(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, other than the number and class of securities set forth on such schedules, any securities (including options and warrants) of, or any other voting, equity or ownership interest in, the Company.
(b)    The Company has reserved 4,221,871 shares of Company Common Stock for issuance to employees, non-employee directors, advisors, and consultants pursuant to the Company Option Plans, of which 3,680,269 shares are subject to outstanding and unexercised Company Options, and 541,602 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (i) the name of all holders of Company

Options, (ii) the number of Company Options held by each such holder, and (iii) the vesting of any such Company Options, including the extent to which any such vesting has occurred as of the date hereof and whether (and to what extent) the vesting will be accelerated by the transactions contemplated by this Agreement.
(c)    There are no other outstanding shares of Company Capital Stock or voting securities of the Company as of the Agreement Date.  No shares of Company Capital Stock are held in treasury by the Company.  As of the Agreement Date, each issued and outstanding share of Company Preferred Stock is convertible into one (1) share of Company Common Stock.
(d)    All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created by statute, the certificate of incorporation or bylaws, or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Capital Stock were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act, or equivalent securities laws of the United States or other jurisdictions, any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.
(e)    Other than as set forth in this Section 2.2, as of immediately prior to the Closing, there will be no warrants, options, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any shares of Company Capital Stock (i) between or among the Company and any of its securityholders and (ii) to the Knowledge of the Company, between or among any of the Company’s securityholders.
(f)    No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting shares of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(g)    Any Permitted Distribution issued by the Company has been issued in compliance with applicable Legal Requirements.
2.3    Subsidiaries.
(a)    Schedule 2.3(a) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company and the respective percentages of the Company’s ownership interest in each such Subsidiary. All such interests are outstanding and are duly authorized, validly issued, fully paid, and non-assessable. The Company is the registered and beneficial owner of such interests and the Company’s ownerships in such interests are free of any Encumbrances, preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created (a) by statute, (b) by the certification of incorporation or bylaws of the entities in which such interests exist, or (c) by any Contract to which the Company is a party or by which the Company is bound. Each such interest represents the percentage of total issued and outstanding equity interest of the entities in which such interests are held as set forth in Schedule 2.3(a) of the Company Disclosure Schedule. The Company has obtained all material approvals and consents necessary to acquire and own such interests and no material approvals or consents will be withdrawn, cancelled, restrained or otherwise adversely impacted by the transactions to be consummated under this Agreement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity, except as otherwise listed on Schedule 2.3(a) of the Company Disclosure Schedule.
(b)    Except as set forth on Schedule 2.3(b) of the Company Disclosure Schedule, Armorize India has no assets or Liabilities and has not engaged in any business activities or conducted any operations.
2.4    Due Authorization; Non-contravention.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Agreements (if required) and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly authorized (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and the Ancillary Agreements (if required) and has approved the Merger and other purchases of the Company’s securities as may be contemplated by the Ancillary Agreements, determined that this Agreement, the Ancillary Agreements and the terms and conditions of the Merger, this Agreement and the Ancillary Agreements are advisable and in the best interests of the Company and Company Stockholders. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Series A Preferred Stock (voting as a separate voting class), and (iii) the holders of a majority of the outstanding Company Series B Preferred Stock (voting as a separate voting class) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Minimum Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit B-2 is sufficient to obtain the Minimum Company Stockholder Approval.
(b)    The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of the Company or any Subsidiary or to the Knowledge of the Company, any shares of Company Capital Stock or (ii) conflict with, or result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws of the Company, in each case as amended to date, (B) any Material Contract of the Company or any Subsidiary or any Contract applicable to any of their respective material properties or assets assuming that all consents, waivers and approvals listed and described on Schedule 2.4(b)(ii)(B) of the Company Disclosure Schedule are obtained prior to the Closing, or (C) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets.
(c)    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not be material to the Company and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.
2.5    Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.
2.6    Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted by the Company or any Subsidiary.
2.7    Compliance with Laws; Governmental Permits.
(a)    Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company nor any Subsidiary, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
(b)    Each of the Company and each Subsidiary has obtained each material governmental consent, business license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest in each case except for such consents, licenses, permits grants and other authorizations the failure to obtain would not be material to the business of the Company and the Subsidiaries taken as a whole (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”). All of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity regarding (i) any actual or possible material violation of law or any Company Authorization or any material failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
2.8    Intellectual Property.
(a)    As used in this Agreement, the following terms have the meanings indicated below:
(i)    “Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, applications therefor and any and all goodwill associated with and symbolized by the foregoing items, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
(ii)    “Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of the Company and the Subsidiaries as currently conducted; and (B) any and all other Intellectual Property owned by the Company and the Subsidiaries.
(iii)    “Company-Owned IP Rights” means (A) Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company or any Subsidiary; and (B) Company IP Rights that were developed for the Company or a Subsidiary by full or part time employees or consultants of the Company or the Subsidiaries.
(iv)    “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of the Subsidiaries.
(v)    “Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party other than Open Source Materials.
(vi)    “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all such products or services currently under development by the Company or any Subsidiary.
(vii)“Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.
(b)    Status.
(i)    Except as disclosed in Schedule 2.8(b)(i) of the Company Disclosure Schedule, the Company and the Subsidiaries (A) own and have independently developed or acquired, or (B) have the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted.
(ii)    Except as disclosed in Schedule 2.8(b)(ii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company or any Subsidiary has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).
(iii)    Except as disclosed in Schedule 2.8(b)(i) of the Company Disclosure Schedule, the Company and the Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The right, license and interest of the Company or a Subsidiary of the Company in and to all Third Party Intellectual Property Rights licensed by the Company or a Subsidiary from a third party are free and clear of all Encumbrances (other than (a) restrictions contained in the applicable written license agreements with such third parties (true, correct and complete copies of which have been provided to Acquiror) and (b) Permitted Encumbrances).
(iv)    Neither the execution and delivery or effectiveness of this Agreement, the consummation of the transactions contemplated by the Agreement, nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company, any Subsidiary or Acquiror to use, possess, sell or license any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party.

(v)    Schedule 2.8(b)(v) of the Company Disclosure Schedule lists all Company Products by name and version number.
(vi)    Schedule 2.8(b)(vi) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.
(vii) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications submitted, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein.
(viii) Except as disclosed in Schedule 2.8(b)(viii) of the Company Disclosure Schedule, either the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Immediately following the Closing, Acquiror will be permitted to exercise all of the Company’s and the Subsidiaries’ material rights under the Company IP Rights Agreements to the same extent the Company and the Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of the Subsidiaries would otherwise be required to pay (except due to decisions or actions taken by Acquiror).
(ix)    Except as disclosed in Schedule 2.8(b)(ix) of the Company Disclosure Schedule, none of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company-Owned IP Rights.
(x)    Except as disclosed in Schedule 2.8(b)(x) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or any of the Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company or any of the Subsidiaries.
(xi)    To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
(xii) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property right. Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.
(xiii) Except as disclosed in Schedule 2.8(b)(xiii) of the Company Disclosure Schedule, the operation of the business of the Company and the Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product in any country in the world and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or the Subsidiaries as currently conducted does not infringe or misappropriate the Third Party Intellectual Property Right of any third party and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company and the Subsidiaries is infringing or has infringed on or misappropriated any Intellectual Property of a third party.
(xiv) None of the Company-Owned IP Rights, the Company Products, the Company or any of the Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company or any of the Subsidiaries of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (B) restricting the conduct of the business of the Company or any of the Subsidiaries in order to accommodate Third Party Intellectual Property Rights.
(xv) Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, infringes or misappropriates any Third Party Intellectual Property Rights.
(xvi) Except as disclosed in Schedule 2.8(b)(xvi) of the Company Disclosure Schedule, each of the Company and each Subsidiary has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company or any Subsidiary does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and each Subsidiary has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company or such Subsidiary, respectively.
(xvii) To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (A) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (B) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
(xviii) The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.
(xix) Except as disclosed in Schedule 2.8(b)(xvi) of the Company Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.
(xx) Except as disclosed in Schedule 2.8(b)(xvi) of the Company Disclosure Schedule, to the extent that any Intellectual Property that is or was Third Party Intellectual Property Rights is incorporated into, integrated or bundled with, or used by the Company or the Subsidiaries in the development, manufacture or compilation of any of the Company Products, the Company or a Subsidiary have a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary either (A) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (B) have obtained perpetual, non terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company and the Subsidiaries) to all such Third Party Intellectual Property Rights.
(xxi) The Company and the Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by or to a third party has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information by the Company and the Subsidiaries not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful, other than where the failure to establish such a written agreement would not have a material adverse effect on the Company or the relevant Subsidiary. Except as disclosed in Schedule 2.8(b)(xxi) of the Disclosure Schedule, all current and former employees and consultants of the Company and the Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and the Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).
(xxii) Schedule 2.8(b)(xxii) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any Subsidiary in relation to the Company Products the Company currently offers, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how the Open Source Materials were modified and/or distributed by the Company or any Subsidiary). The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials with respect to the Company Products the Company currently offers.
(xxiii) Except as disclosed in Schedule 2.8(b)(xxii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products the Company currently offers; (B) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products the Company currently offers; or (C) used Open Source Materials, in such a way that, with respect to (A), (B), or (C), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (I) disclosed or distributed in source code form, (II) be licensed for the purpose of making derivative works, or (III) be redistributable at no charge).
(xxiv) The software included in the Company Products or software used in the provision of any Company Product is free from known material defects or deficiencies, errors in design, and operating defects that significantly impairs customers’ use of such Company Products.
(xxv) All Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation published by the Company or the relevant Subsidiary, all to the extent any such materials, specifications or documentation are not subject to legally effective express exclusions thereof. Neither the Company nor any Subsidiary has any Liability (and, to the Knowledge of the Company and any Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company Products can be legally sold in each geographical market in which they are sold or marketed.
(xxvi) The Company has used commercially reasonable efforts to document material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.
(xxvii) For all software used by the Company and the Subsidiaries in providing services, or in developing or making available any of the Company Products, the Company or a Subsidiary has implemented any and all material security patches or upgrades that are generally available for that software.
(xxviii) Except as disclosed in Schedule 2.8(b)(xxvii) of the Company Disclosure Schedule, no (A) government funding; or (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for shares of Company Capital Stock) was used in the development of the Company-Owned IP Rights. No current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.
(xxix) Except as disclosed in Schedule 2.8(b)(xxviii) of the Company Disclosure Schedule, neither the Company or any Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 2.8(b)(xxviii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
(xxx) Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or contractor to the Company or any Subsidiary, then, to the Knowledge of the Company, such Person was not, during the relevant period prior to such acquisition, and is not now a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property.  The execution, delivery and performance of this Agreement will materially comply with all applicable Legal Requirements relating to privacy and will comply with the Company’s and each Subsidiary’s privacy policies. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of Company's, any Subsidiary’s or any other Person's membership in, promotion of, or contributions to any industry standards body or any similar organization.
(xxxi) The Company and each of the Subsidiaries are in material compliance with all applicable Legal Requirements and have complied with their respective internal privacy policies relating to the use, collection, information processing, storage, disclosure and transfer of any Personal Information collected by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received a written complaint regarding the Company’s collection, use or disclosure of Personal Information in the Company’s possession, custody or control.
(xxxii) Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personally Identifiable Information in the Company’s possession, custody or control.

2.9    Company Financial Statements.
(a)    Attached as Schedule 2.9(a) of the Company Disclosure Schedule are (i) the Company’s unaudited balance sheets, statements of operations and cash flows for the fiscal years of the Company ended December 31, 2010, 2011, and 2012, and the seven month period ended July 31, 2013 (referred to herein as the “US Balance Sheet” and the date thereof, the “Company Balance Sheet Date”, and all such financial statements being collectively referred to herein as the “US Financial Statements”) and (ii) the consolidated audited balance sheets, statements of operations and cash flows of the Company’s Subsidiaries for the fiscal years ended December 31, 2010, 2011 and 2012, and the consolidated unaudited balance sheet, statement of operations and cash flows of the Company’s Subsidiaries for the seven month period ended July 31, 2013, (referred to herein as the “Taiwan Balance Sheet”, all such financial statements being collectively referred to herein as the “Taiwan Financial Statements” and the US Balance Sheet and the Taiwan Balance Sheet collectively referred to as the “Company Balance Sheet” and the US Financial Statements and Taiwan Financial Statements collectively referred to as the “Company Financial Statements”). Such Company Financial Statements (i) are in accordance with the books and records of the Company and the Subsidiaries, (ii) present fairly in all material respects the financial condition of the Company and the Subsidiaries at the date or dates therein indicated and the results of operations for the period or periods therein specified, (iii) with respect to the Taiwan Financial Statements, have been prepared in accordance with Taiwan GAAP except, as to the unaudited Taiwan Financial Statements, for the omission of notes thereto and normal year-end audit adjustments, (iv) with respect to the US Financial Statements, have been prepared in accordance with GAAP except, as to the unaudited US Financial Statements, for the omission of notes thereto and normal year-end audit adjustments, and (v) have been fully approved by the Company Board and/or shareholders of the Company or any Subsidiary if so required by any applicable Legal Requirements.
(b)    Neither the Company nor any Subsidiary has any Liabilities of any nature, other than (i) those set forth or adequately provided for in the Company Balance Sheet as of the Company Balance Sheet Date and included in the Financial Statements, (ii) those incurred in the conduct of the Company’s or any Subsidiary’s business since the Company Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount, (iii) those incurred by the Company in connection with the execution of this Agreement or the performance by the Company of its obligations hereunder, and (iv) Liabilities that are listed on Schedule 2.9(b) of the Company Disclosure Schedule. Except for Liabilities reflected in the Company Financial Statements, neither the Company nor any Subsidiary has any off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any Subsidiary.
(c)    Neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any current or former employee, advisor, consultant or director of the Company or any Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other current or former employees, consultants, advisors or directors of the Company or any Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary, or any claim or allegation regarding any of the foregoing.
2.10    Title to Property and Assets. Each of the Company and each Subsidiary has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Financial Statements or acquired after the Company Balance Sheet Date, except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair business operations involving such properties and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company or any Subsidiary are reflected on the Company Financial Statements to the extent required under GAAP or Taiwan GAAP to be so reflected. Schedule 2.10 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or any Subsidiary. The Company and the Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of their respective businesses. The Company has heretofore provided to Acquiror’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary currently owns any real property.
2.11    Absence of Certain Changes. Between January 1, 2013 and the Closing Date:
(a)    neither the Company nor any Subsidiary has declared or paid any dividends, or authorized or made any distribution upon or with respect to any Company Common Stock, Company Preferred Stock or any equity interest of any Subsidiary, other than a Permitted Distribution;
(b)    neither the Company nor any Subsidiary has incurred any indebtedness for money borrowed or incurred any other Liabilities individually in excess of $25,000 or in excess of $50,000 in the aggregate;
(c)    neither the Company nor any Subsidiary has made any loans, guarantees or advances, nor has provided any type of security interest whatsoever to any Person, other than ordinary advances for expenses;
(d)    neither the Company nor any Subsidiary has sold, exchanged or otherwise disposed of any material assets or rights other than non-exclusive licenses in the ordinary course of its business;
(e)    neither the Company nor any Subsidiary has entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals;
(f)    there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company or any Subsidiary;
(g)    there has not been any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it;
(h)    there has not been any material change or amendment to a Material Contract;

(i)    there has not been any change in any compensation or benefits arrangement or agreement with any employee, officer, director or stockholder of the Company or any Subsidiary (other than increases in the annual base salaries and fixed bonuses of employees who are not officers in an amount that does not exceed 10% of such base salaries and fixed bonuses in the aggregate);
(j)    there has not been any resignation or termination of employment of any officer or key employee of the Company or any Subsidiary and the Company has no Knowledge of any impending resignation or termination of employment of any such officer or key employee;
(k)    there has not been any change in any tax election or method of tax accounting made or used by the Company or any Subsidiary, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment involving the Company or any Subsidiary;
(l)    there has not occurred any event or events that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company or any Subsidiary that has not been cured and is continuing; and
(m)    there has not been any arrangement or commitment by the Company or any Subsidiary or any other Person acting on behalf of the Company or any Subsidiary to do any of the things described in this Section 2.11 (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
2.12    Interested Party Transactions. None of the officers or directors of the Company or any Subsidiary and, to the Knowledge of the Company, none of the employees or stockholders of the Company or any Subsidiary, and to the Knowledge of the Company, no immediate family members of an officer, director, employee or stockholder of the Company or any Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than five percent (5%) of the shares of any corporation whose shares are publicly traded). None of said officers, directors, employees or stockholders, or any members of their immediate families, is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. All trade between the Company and its officers, directors, employees or stockholders, members of their immediate families has been conducted on ordinary market terms (“arm’s length”). To the Knowledge of the Company, none of said officers, directors, employees, stockholders, or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of the Subsidiaries, except for the rights of stockholders under applicable Legal Requirements.
2.13    No Finder’s Fees; Transaction Expenses. Neither the Company nor any Subsidiary is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.
2.14    Insurance. Schedule 2.14 of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by the Company and each Subsidiary, copies of which have been provided to Acquiror. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.15    Tax Returns and Payments.
(a)    The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all income Tax Returns and other material Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. The Company has delivered to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to tax periods beginning on or after December 31, 2009.
(b)    The Company Financial Statements reflects all liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.
(c)    There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in a lien against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority and there is no ground for any Tax controversy (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary is currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No written claim has been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.
(d)    Neither the Company nor any Subsidiary is currently a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor will the Company or any Subsidiary have any liability or potential liability to another party under any such agreement after the Closing Date.
(e)    Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
(f)    Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) as a transferee or successor, by Contract or otherwise.
(g)    Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.
(h)    Except as disclosed in Schedule 2.15(h) of the Company Disclosure Schedule, none of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of either the Company or any Subsidiary is limited under any provision of U.S. federal, state, local, or foreign Tax law.
(i)    Each of the Company and the Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.
(j)    The Company for itself and for the Subsidiaries has provided to Acquiror all documentation relating to any applicable Tax holidays or incentives. The Company and the Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.
(k)    Each of the Company and each Subsidiary has complied in all material respects (and until the Closing will comply) with all applicable material Legal Requirements relating to the payment, reporting and withholding of Taxes, has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over under all applicable Legal Requirements.
(l)    Except as disclosed in Schedule 2.15(l) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or Plan Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code or characterized as a “parachute payment” within the meaning of Section 280G of the Code, assuming the Company Stockholder Approval contemplated by Section 1.4(a)(xiv) is duly obtained .
2.16    List of Material Agreements.
(a)    Except for this Agreement and the Contracts specifically identified in Schedule 2.16 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each a “Material Contract”):
(i)    any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Product;
(ii)    any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $25,000 annually;
(iii)    any Contract that expires or may be renewed at the option of any Person other than the Company or any Subsidiary so as to expire more than one year after the date of this

Agreement, other than a Contract which is terminable for any reason by the Company or any Subsidiary within one year after the date of this Agreement;
(iv)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP or Taiwan GAAP;
(v)    any Contract for capital expenditures in excess of $50,000 in the aggregate;
(vi)    any Contract limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company-Owned IP Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any Subsidiary to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;
(viii) any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;
(ix)    any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to and/or statements regarding, the obligations, Liabilities or indebtedness of any other Person, other than Intellectual Property and other indemnities granted by the Company or any Subsidiary under any Contract listed in Schedules 2.16(a)(i), (ii), (iv), (vii), (x), (xi), (xii), or (xiv) of the Company Disclosure Schedule;
(x)    all licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company IP Rights or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned IP Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights;
(xi)    other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third Party Intellectual Property Rights;
(xii) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary;
(xiii) any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;
(xiv) any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company-Owned IP Rights;
(xv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $10,000 per annum;
(xvi) any Company Product warranty, other than standard warranties of Company or any Subsidiary included in the packaging of Company Products and warranties granted under Contracts listed in Schedule 2.16(a)(x) of the Company Disclosure Schedule;
(xvii) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
(xviii) any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares, other securities or options, warrants or other rights therefor;
(xix) any Contract (other than Contracts listed in Schedule 2.16(a)(x) of the Company Disclosure Schedule) under which the Company or any Subsidiary provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);
(xx) any collective bargaining or similar Contract with any labor union with respect to the Company’s employees;
(xxi) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;
(xxii) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);
(xxiii) any Contract with any Governmental Entity or any Company Authorization;
(xxiv) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Subsidiary in the ordinary course of its business consistent with past practice or in connection with potential Acquisition Transactions;
(xxv) any settlement agreement;
(xxvi) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or
(xxvii) any other oral or written Contract or obligation not listed in clauses (i) through (xxvi) that individually had or has a value or payment obligation in excess of $100,000 over the life of the Contract or is otherwise material to the Company or any Subsidiary or their respective businesses, operations, financial condition, properties or assets.
(b)    Except as disclosed in Schedule 2.16(b) of the Company Disclosure Schedule, all Material Contracts are in written form and have been entered into in the ordinary course of the Company’s or the respective Subsidiaries’ businesses. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default nor any event of default or event, occurrence, condition or act, with respect to the Company or to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or an event of default under any Material Contract or (ii) give any third party, to the Knowledge of the Company, (A) the right to declare a default or exercise any material remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract or (C)  the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any Subsidiary has received any written communication regarding any actual material breach of, or material default under, or intention to cancel or materially modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquiror prior to the Closing Date.
2.17    Export Control Laws. The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of the export control laws and regulations of the United States and Taiwan and has obtained all export licenses and approvals required under the laws of the United States and Taiwan in connection with the export of its products, software, services and technologies and is in compliance with terms of such licenses and approvals. Without limiting the foregoing:
(a)    there are no pending or, to the Knowledge of the Company, threatened or threatening claims, or actions, conditions or circumstances that would reasonably be expected to give rise to any future claims against the Company with respect to such export licenses or other approvals;
(b)    no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.
2.18    Certain Regulatory Compliance. The Company and each Subsidiary and, to the Company’s Knowledge, each director, officer, employee, agent or distributor of such Persons, have complied with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq and all other applicable anti-corruption Legal Requirements.

2.19    Customers and Suppliers.
(a)    Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2012 or the six month period ended June 30, 2013, was one of the 10 largest sources of revenues for the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.19(a) of the Company Disclosure Schedule. As of the date hereof, neither the Company nor any Subsidiary has received any written communication from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Acquiror). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and properly reserved for in the Company’s books and records.
(b)    Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2012 or the six-month period ended June 30, 2013, was one of the 10 largest suppliers of products and/or services to the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.19(b) of the Company Disclosure Schedule. As of the date hereof, neither the Company nor any Subsidiary has received any written communication from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary. The Company and the Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no Knowledge of any reason why they will not continue to have such access on commercially reasonable terms.
2.20    Accounts Receivable. The accounts receivable shown on the Company Financial Statements arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Financial Statements. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP or Taiwan GAAP, as applicable, consistently applied and in accordance with the Company’s and the Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. None of the accounts receivable of the Company or any Subsidiary is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could reasonably be expected to give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for material deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.20 of the Company Disclosure Schedule sets forth an aging of the Company’s and the Subsidiaries’ accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Each account receivable is free and clear of all Encumbrances (other than Permitted Encumbrances). Schedule 2.20 of the Company Disclosure Schedule sets forth such amounts of accounts receivable of the Company and the Subsidiaries which are subject to asserted warranty claims by customers including information regarding the amount and type of asserted warranty claims made within the last year.
2.21    Certificate; Bylaws; Minute Books; Books and Records. The certificates of incorporation and bylaws of the Company and each Subsidiary are in the form previously provided to Acquiror. The minute books of the Company and each Subsidiary, as made available to Acquiror, contain, in all material respects, a complete summary of all meetings and complete and true copies of all consents of directors and stockholders since the time of their incorporation. The books and records of the Company and each Subsidiary, as made available to Acquiror: (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with their respective business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and each such Subsidiary, and (d) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.
2.22    Employee Matters.
(a)    Schedule 2.22(a) of the Company Disclosure Schedule lists, with respect to the Company and each Subsidiary (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each material loan to an employee, (iii)  all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, medical, dental, vision care, disability, life insurance or accident insurance plans, programs or arrangements, (iv) all material bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all material employment or executive compensation or severance agreements, in the case of clauses (i), (ii), (iii), (iv) and (v), as to which unsatisfied obligations of the Company or such Subsidiary remain for the benefit of, or relating to, any present or former employee, natural person who is a consultant or advisor or non-employee director of the Company or such Subsidiary, but excluding any such plan, program, arrangement or agreement sponsored or maintained by any government, Governmental Entity, union or employee organization or any other Person other than the Company or a Subsidiary, including social security or similar programs or government-mandated programs (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”); and the Company and each Subsidiary have duly maintained and been contributing to all mandatory employee pension accounts in accordance with all applicable Legal Requirements in all material respects.
(b)    The Company does not currently maintain, sponsor, participate in or contribute to, nor has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA.
(c)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar law of any state or foreign jurisdiction.
(d)    To the Company’s Knowledge, no employee of the Company, nor any Subsidiary, nor any natural person who is a consultant or advisor with whom the Company or any Subsidiary has contracted, is in violation of any term of any written employment contract, written proprietary information agreement or any other written agreement relating to the right of any such individual to be employed by the Company; and to the Company’s Knowledge the continued employment by the Company and each Subsidiary of its present employees, and the performance of the Company’s and such Subsidiary’s contracts with its independent contractors who are natural persons, will not result in any such violation. The Company and each Subsidiary has not received any notice alleging that any such violation has occurred.
(e)    Other than as expressly contemplated by this Agreement or as set forth in Schedule 2.22(e) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) under any Company Employee Plan becoming due to any natural Person providing services to the Company or any Subsidiary, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary under any Company Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due under any Company Employee Plan to any natural Person providing services to the Company or any Subsidiary, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any natural Person providing services to the Company or any Subsidiary.
(f)    The Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice, except in each case as would not, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries.
(g)    Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company nor any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other written request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. The Company does not have Knowledge of any pending activities or proceedings of any labor union or other labor organization to organize the employees of the Company or any Subsidiary. There is no collective labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened which may materially interfere with the respective business activities of the Company or any Subsidiary.
(h)    The employment of the employees of the Company and each Subsidiary is “at will” and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees in that exceeds what is required by applicable Legal Requirements, except as set forth on Schedule 2.22(h) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has a present intention to terminate the employment of any officer, key employee or group of employees.
(i)    The Company has provided to Acquiror a true, correct and complete list in all material respects of the names, positions and rates of compensation of all officers, directors, and employees of the Company and each Subsidiary, showing each such person’s name, position, base annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.
(j)    The Company has provided to Acquiror a true, correct and complete list in all material respects of all of the consultants, advisors and independent contractors of the Company and each Subsidiary, and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.
(k)    The Company has provided to Acquiror true, correct and complete copies of (i) all Company Employee Plan documents including any amendments and related material services or insurance contracts; (ii) all forms of offer letters; (iii) all forms of employment agreements and severance agreements; (iv) all forms of services agreements and agreements with current and former consultants and/or advisors who are natural persons; (v) all forms of material confidentiality, non-competition or inventions agreements, in the case of clauses (i), (ii), (iii), (iv) and (v) of this sentence, between current employees/consultants who are natural persons and the Company and each Subsidiary (and a true, correct and complete list of employees, consultants who are natural persons and/or others not subject thereto); (vi) the most current management organization chart(s) of the Company; and (vii) all agreements and/or insurance binders with respect to any Company Employee Plan, providing for the indemnification of any officers or directors of the Company and each Subsidiary.
(L)    Each Company Employee Plan complies, in both form and operation, in all material respects, with its terms and with all applicable Legal Requirements.
(m)    Each employee of the Company each Subsidiary has executed the Company’s form of Confidential, Proprietary Information, Non-Compete and Non-Solicitation Agreement (collectively, the “Non-Compete Agreements”). The Company has provided to Acquiror true, correct and complete copies of all such executed Non-Compete Agreements.
2.23    Environmental and Safety Laws. To the Knowledge of the Company, neither the Company nor any Subsidiary is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s Knowledge, by any other Person on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials but excluding office and janitorial supplies properly and safely maintained, or (b) any petroleum products or nuclear materials.
2.24    Executive Officers. No executive officer or founder of the Company or any Subsidiary (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Acquiror represents and warrants to the Company that as of the date of this Agreement (except for such representations and warranties made only as of a specific date) the statements set forth in this Article III are true and correct:

3.1    Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly incorporated and organized, and is validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by Acquiror under this Agreement (the “Acquiror Related Agreements”), to own and operate its properties and assets and to carry on its business as currently conducted.
3.2    Due Authorization. Acquiror and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and the Acquiror Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Acquiror’s and Merger Sub’s respective board of directors, and as required, approved by the stockholders of Acquiror and by Acquiror, as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3    Governmental Consents. Except for the filing of the Agreement of Merger, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement, the Acquiror Related Agreements or the consummation of the transactions contemplated hereby or thereby, except for such other consents, consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not be material to Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement and except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.
3.4    Prior Sub Operations. Merger Sub is wholly owned directly by Acquiror, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
ARTICLE IV
COVENANTS OF THE COMPANY
4.1    Conduct of the Business of the Company and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, except with the prior written consent of Acquiror:
(a)    the Company shall and shall cause its Subsidiaries to conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);
(b)    the Company shall, and shall cause the Subsidiaries to, (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its obligations when due, (iii) use its commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;
(c)    the Company shall promptly notify Acquiror of any change, occurrence or event that would reasonably be expected to cause any of the conditions to the Closing set forth in Section 1.4(a) and Section 1.4(b) to not be satisfied;
(d)    the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquiror prior to (i) terminating any Material Contract or taking any affirmative action to cause any right thereunder to lapse or terminate other than in the ordinary course of business consistent with past practice or (ii) terminating any Material Contract with a supplier of products and/or services to the Company or any Subsidiary or taking any affirmative action to cause any right thereunder to lapse or terminate;
(e)    the Company shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease; and
(f)    the Company shall not cause or permit any amendments to the certificate of incorporation or bylaws or equivalent organizational or governing documents of the Company or any Subsidiary.
4.2    Restrictions on Conduct of Business of the Company and the Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing Date, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following, except to the extent provided otherwise in this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)     (i) make any payments to any employees (other than any payment of accrued compensation in accordance with the Company’s standard payroll practices and employment agreements and any other payments made in the ordinary course of business consistent with past practice), (ii) hire any additional officers or other employees, or any consultants or independent contractors, except hiring of employees in the ordinary course of business consistent with past practice to fill open positions listed on Schedule 4.2(a) of the Company Disclosure Schedule, (iii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary or (iv) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor;
(b)    make any dividend or other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than a Permitted Distribution;

(c)    transfer or license from any Person any rights to any Intellectual Property (other than non-exclusive licenses in the ordinary course of business consistent with past practice) or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person;
(d)    enter into any Contract that would constitute a Material Contract (other than as may otherwise be permitted under Section 4.2(f)), or violate, terminate, adversely amend, or otherwise adversely modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;
(e)    issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities;
(f)    sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice;
(g)    incur or commit to any new material Liabilities outside of the ordinary course of business;
(h)    make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;
(i)    materially change the amount of any insurance coverage;
(j)    commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit; or
(k)    change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP or Taiwan GAAP after notice to Acquiror.
4.3    Notice of Developments. The Company will promptly notify Acquiror of any material change outside the ordinary course of business of the Company or any Subsidiary or the commencement or threat of litigation. Acquiror, on the one hand, and the Company, on the other hand, will promptly notify the other in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect, or of any Effect that would reasonably be expected to impair its ability to perform its obligations under this Agreement. Unless otherwise agreed, no disclosure pursuant to this Section 4.3 will be deemed to amend or supplement the Company Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of this Agreement.
4.4    Pre-Closing Access. Through the Closing Date or the date this Agreement is earlier terminated in accordance with Section 7.1, the Company and each Subsidiary will, upon reasonable prior notice, take appropriate measures to afford to Acquiror and its authorized representatives reasonable access as Acquiror may reasonably request to the properties, books, Contracts and records and all other information concerning the business, properties and personnel of each of the Company and the Subsidiaries, and otherwise provide such assistance as may be reasonably requested by Acquiror in order that Acquiror have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each of the Company and the Subsidiaries, including, without limitation, with respect to books, Contracts and records that may be reasonably requested by Acquiror in connection with (a) the preparation by an independent public accounting firm of a valuation of the Armorize Taiwan Intellectual Property or (b) Acquiror’s establishment of a branch office in Taiwan; provided, that such access shall comply with all applicable Legal Requirements and shall not unreasonably disrupt the operations of the Company or any of the Company Subsidiaries. Subject to Legal Requirements, Acquiror will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company and the Subsidiaries for the purpose of preparing for and conducting employment interviews with all employees.
4.5    Conditions. The Company will use its commercially reasonable efforts to cause the conditions set forth in Section 1.4(a) and Section 1.4(b) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.
4.6    Employees. The Company shall cooperate and work with Acquiror to help Acquiror identify employees of the Company and the Subsidiaries to whom Acquiror may elect to offer continued employment with Acquiror, the Surviving Corporation, any Subsidiary, a Taiwan branch office or other business entity of Acquiror pursuant to an Employment Agreement. With respect to any employee of the Company or any Subsidiary who receives an offer of employment from Acquiror, the Surviving Corporation, any Subsidiary, or a Taiwan branch office or other business entity of Acquiror (such employee, a “Continuing Employee”), the Company shall assist Acquiror with its efforts to obtain an Employment Agreement from such employee as soon as practicable after the date of this Agreement and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Acquiror nor Merger Sub (including the Surviving Corporation) nor any Taiwan branch office or other business entity of Acquiror shall have any obligation to make an offer of employment to any employee of the Company. With respect to matters described in this Section 4.6, the Company will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to its employees. Acquiror shall provide or cause to be provided to each Continuing Employee, pursuant to the applicable Employment Agreement, base salary, fixed bonus and employee benefits that are in the aggregate not less favorable than the base salary, fixed bonus and employee benefits provided by the Company immediately prior to the Closing. Such Employment Agreements for Continuing Employees shall be provided to each such Continuing Employee not later than five (5) days before the Closing Date.
4.7    Information Statement; Company Stockholder Consent.
(a)    The Company will prepare an information statement in form and substance reasonably acceptable to Acquiror to give notice of and solicit written consents from its stockholders to approve resolutions to adopt this Agreement and approve the transactions contemplated hereby. Notwithstanding the generality of the foregoing, as soon as commercially practicable (and in any event within five (5) Business Days) following the execution of this Agreement, the Company shall mail to each Company Stockholder a notice and information statement (the “Information Statement”), for such Company Stockholders to approve the Merger, adopt this Agreement in accordance with Section 228 of the Delaware Law and to be informed of such Company Stockholders’ rights under Section 262 of the Delaware Law. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the

Company in writing, if at any time prior to the Effective Time either the Company or Acquiror obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading.
(b)    The Information Statement will include a statement to the effect that the Company Board unanimously recommends that the Company Stockholders adopt this Agreement and approve the principal terms of the Merger and this Agreement (the Company Board’s unanimous recommendation that the Company Stockholders adopt this Agreement and approve the principal terms of the Merger and this Agreement is referred to hereafter as the “Company Board Recommendation”).
4.8    Resignation of Officers and Directors. The Company will use its commercially reasonable efforts to obtain and deliver to Acquiror prior to the Closing Date (to be effective as of the Closing Date) the resignation of each officer and director of the Company, and upon the written request of Acquiror, which written request shall be made no later than five (5) Business Days prior to the Closing Date, any director, supervisor or officer of each Subsidiary; provided, however, that if Acquiror does not make any such written request with respect to the directors, supervisors and officers of any Subsidiary, the Company shall use its commercially reasonable efforts to ensure that any such directors, supervisors and officers of any such Subsidiary continue to serve as directors, supervisors and officers, as applicable, immediately following the Effective Time.
4.9    No Solicitation.
(a)    Prior to (i) the Closing or (ii) termination of this Agreement pursuant to Article VII hereof, whichever comes first, the Company will not, and will cause any Company Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Company Representative will be deemed to constitute a breach of this Section 4.9 by the Company.
(b)    The Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Acquiror orally and in writing of any Acquisition Proposal, any inquiry or indication of interest or request for nonpublic information relating to the Company that could reasonably lead to an Acquisition Proposal or any (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. The Company will keep Acquiror fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.
4.10    Spreadsheet. At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror the draft Spreadsheet.

4.11    Intellectual Property Registrations. The Company shall, as promptly as practicable after the date hereof, provide Acquiror with a written list of all actions that are required to be taken by the Company or the Subsidiaries, including, without limitation, payment of applicable registration, maintenance and/or renewal fees, within 120 days of the Closing Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.
4.12    Subsidiary Matters.
(a)    The Company shall use its commercially reasonable efforts to obtain from each of the Armorize India Employees prior to the Closing Date: (i) an executed confirmatory assignment of Intellectual Property; and (ii) an executed general release of claims in favor of the Company, in each case in a form that is reasonably acceptable to Acquiror.
(b)    The Company shall use reasonable best efforts to change the name of Armorize India, in accordance with applicable Legal Requirements, to a name specified in a written notice delivered by Acquiror to the Company, as promptly as practicable after receipt of such notice. The Company shall provide Acquiror with a reasonable opportunity to review and comment on any documentation to be executed or filed with any Governmental Entity in connection with such name change.
4.13    Consents. The Company shall use commercially reasonable efforts to obtain the consent to assignment of any Person whose consent to assignment is required pursuant to the Specified Contracts, in each case in form and substance reasonably acceptable to Acquiror.
4.14    Trademarks; Domain Names. The Company shall use commercially reasonable efforts to, as promptly as practicable after the date hereof, (a) execute and file a trademark assignment for “HackAlert” (U.S. Supplemental Registration No. 3,482,645) from Yao-Wen Huang to the Company, (b) provide to the Acquiror in writing the WHOIS registrant information for the domain names set forth on Schedule 5(b) to this Agreement, (c) transfer ownership of the domain names set forth on Schedule 5(c) to the Company; (d) transfer to the Company, or else provide in writing to Acquiror, the necessary credentials for the continued use and maintenance of, the domain names set forth on Schedule 5(d); and (e) provide to Acquiror any additional information with respect to the terms and conditions for use and maintenance of the domain names set forth on Schedules 5(b)-(d).
ARTICLE V
COVENANTS OF ACQUIROR
5.1    Conditions. Acquiror will use its commercially reasonable efforts to cause the conditions set forth in Sections 1.4(c) and 1.4(d) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.
5.2    Indemnification of Officers and Directors.
(a)    Acquiror agrees to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing shall ensure, that all rights to indemnification now existing in favor of any Persons who are at the Effective Time, or were prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries as provided in the respective governing documents and indemnification agreements to which the Company or any of the Subsidiaries of the Company is a party, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and by-laws shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Legal Requirements); provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
(b)    Prior to the Closing, the Company may obtain up to a six-year prepaid “tail policy” for its current and former directors and officers with coverage amounts as the Company may determine in its sole discretion prior to the Closing; provided, however, that the fees and expenses associated with such “tail policy”, for the term of such “tail policy”, shall be included as a liability in the calculation of the Company Net Working Capital.
(c)    From and after the Effective Time, Acquiror and Merger Sub agree to cause the Surviving Corporation, and the Surviving Corporation immediately following the Closing agrees, to indemnify all Company Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Subsidiaries of the Company or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Subsidiaries of the Company, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Company Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Surviving Corporation shall pay, from and after the Effective Time, as incurred, such Company Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay, within thirty (30) days after any request for advancement, all reasonable expenses, including attorneys’ fees, which may be incurred by any Company Indemnified Person in any action involving a Company Indemnified Person resulting from the transactions contemplated by this Agreement.
(d)    The obligations of Acquiror and the Surviving Corporation under this Section 5.2 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Company Indemnified Person to whom this Section 5.2 applies without the consent of such affected Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 5.2 applies shall be third-party beneficiaries of this Section 5.2, each of whom may enforce the provisions of this Section 5.2).
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense (provided, that upon the Closing, any unpaid Transaction Expenses of Company shall be included in the calculation of the Company Net Working Capital).
6.2    Corporate Matters. The Company shall, at (or as soon as reasonably practicable after) the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
6.3    Further Action; Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for the consummation of the Merger. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.
6.4    Tax Matters.
(a)    Cooperation on Tax Matters.  Acquiror, the Company, the Effective Time Holders’ Agent, and the Company Stockholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Acquiror, the Company, the Stockholder’ Agent, and the Company Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any governmental authority.  Acquiror and the Effective Time Holders’ Agent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(b)    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company Stockholder assessed with any such Transfer Taxes.
6.5    Permitted Distribution Payment. No later than three (3) Business Days prior to the issuance by the Company of any Permitted Distribution, the Company shall provide to Acquiror: (a) written notice of such Permitted Distribution, which notice shall contain a reasonably detailed schedule setting forth (i) the amount of such Permitted Distribution, (ii) the Effective Time Holders who are anticipated recipients of such Permitted Distribution and (iii) the respective amounts of such Permitted Distribution allocated to each such Effective Time Holder; (b) a copy of the Company Board resolutions authorizing such Permitted Distribution; and (c) any other material terms, conditions or documentation associated with such Permitted Distribution.
6.6    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquiror and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. The Effective Time Holders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Effective Time Holders’ Agent were a party thereto. With respect to the Effective Time Holders’ Agent, as used in the Confidentiality Agreement, the term “Information” shall include information relating to the Merger or this Agreement received by the Effective Time Holders’ Agent after the Closing or relating to the period after the Closing.
(b)    The Company shall not, and the Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with the transactions contemplated herein in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by applicable Legal Requirements (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Acquiror may issue press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine, including as may be required by applicable Legal Requirements, the SEC or NASDAQ. For the avoidance of doubt, any information disclosed by Acquiror pursuant to the preceding sentence shall no longer be deemed confidential under the Confidentiality Agreement.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Minimum Company Stockholder Approval has been obtained:
(a)    by mutual written consent duly authorized by the Company Board and the Board of Directors of Acquiror;
(b)    by either Acquiror or the Company, if the Closing shall not have occurred on or before November 1, 2013 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; or
(c)    by Acquiror, if the Company Stockholder Consents required in connection with the Minimum Company Stockholder Approval shall not have been duly executed and delivered within twenty-four (24) hours following the execution and delivery of this Agreement.
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 6.1 (Expenses), this Section 7.2 (Effect of Termination), Article IX (General Provisions) (other than Section 9.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

7.3    Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made which by law required further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Effective Time Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Effective Time Holders’ Agent.
7.4    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Shareholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE VIII

INDEMNIFICATION
8.1    Indemnification. Subject to the limitations and exceptions set forth in this Article VIII, effective as of the Closing the Effective Time Holders shall severally and not jointly (based on their respective Pro Rata Percentages) indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all claims (whether or not, in the case of third-party claims, such third party is successful on the merits of such claim), losses, damages (other than punitive damages payable to a third party), costs and expenses, including reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement, (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct (other than with respect to any inaccuracy in the Spreadsheet or the Company Net Working Capital Certificate), (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or any costs of the Surviving Corporation pursuant to the indemnification obligations of the Surviving Corporation set forth in Section 5.2(c) hereof, including the advancement of expenses thereunder, (iv) any claim asserted or held by any current, former or alleged stockholder of the Company alleging any ownership of, interest in or right to acquire any shares or other securities of the Company or otherwise disputing the treatment of stockholders of the Company in connection with the Merger, (v) any payments paid with respect to Dissenting Shares to the extent that such payments exceed the amounts that otherwise would have been payable pursuant to Section 1.9 hereof upon the exchange of such Dissenting Shares, (vi) any failure of any of the Effective Time Holders to have good and valid title to the shares of Company Capital Stock reflected in the Spreadsheet, (vii) any inaccuracy in the Spreadsheet or the Company Net Working Capital Certificate (including any unaccounted Taxes arising out of or resulting from, or any other Liabilities of the Company or any Subsidiary associated with, a Permitted Distribution), or (viii) any Liabilities for pre-Closing Taxes of the Company and its Subsidiaries (clauses (i) through (viii) collectively, the “Indemnifiable Matters”). Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall, to the extent permitted by applicable law, be treated as purchase price adjustments for federal and state income tax purposes. Notwithstanding the foregoing, the Effective Time Holders shall not have any liability to indemnify Acquiror from or against any liabilities for Taxes, costs, or expenses to the extent resulting from any transfer or assignment of the Armorize Taiwan Intellectual Property effected from and after the Closing (including any such transfer effected after the Closing but on the Closing Date) or from any election made by Acquiror or the Company from and after the Closing (including any such election filed after the Closing but on the Closing Date) to change the U.S. federal income tax treatment of Armorize Technologies (Taiwan) or Arching Technologies (Taiwan).
8.2    Recourse; Limitations.
(a)    Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any cash from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) and (ii) of the first sentence of Section 8.1 (and that does not involve fraud by any Person) unless and until an Officer’s Certificate (defined below) describing Indemnifiable Damages (other than Indemnifiable Damages in respect of clause (viii) of the first sentence of Section 8.1) in an aggregate amount greater than $50,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive cash from the Escrow Fund for all Indemnifiable Damages (including the amount of the Threshold).
(b)    No Indemnified Person may make a claim for Indemnifiable Damages in respect of any Indemnifiable Matter (or a series of related claims for Indemnifiable Damages arising out of the same facts, events or circumstances) unless the amount of such claim (or series of related claims) for Indemnifiable Damages is greater than or equal to $5,000.
(c)    If the Merger is consummated, an amount equal to the amount of the Escrow Cash deposited in the Escrow Fund by Acquiror pursuant to Section 1.10 shall be the cap for recovery by an Indemnified Person pursuant to the indemnity obligations under this Agreement or other agreement, certificate or instrument executed or delivered pursuant to this Agreement except: (i) in the case of fraud in connection with the Merger by any Person; (ii) in the case of any failure of any of the representations and warranties contained in Section 2.2 (Capitalization), Section 2.4 (Due Authorization; Non-contravention) or Section 2.15 (Tax Returns and Payments) (the “Fundamental Representations”) to be true and correct; (iii) in the case of breach of the post-Closing covenants set forth in Sections 6.1 (Expenses), 6.3 (Further Action; Reasonable Efforts), 6.4 (Tax Matters) or 6.6 (Confidentiality) (collectively, the “Post-Closing Covenants”); or (iv) the matters listed in clause (vii) of the first sentence of Section 8.1 (the matters set forth in the foregoing clauses (i) through (iv) collectively, the “Special Matters”). Any claim for indemnification shall be satisfied first from the Escrow Fund. With respect to claims for indemnification regarding Special Matters, after the Escrow Fund has been exhausted (or otherwise only contains an amount or amounts in respect of a pending claim or claims), each Effective

Time Holder shall indemnify the Indemnified Persons up to such holder’s Pro Rata Percentage of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that the maximum liability of any Effective Time Holder (A) (I) for any failure of any the representations and warranties contained in Section 2.15 (Tax Returns and Payments) or (II) for any breach of any Post-Closing Covenant shall in each case be limited to 40% of the aggregate cash received by such Effective Time Holder in the Merger pursuant to the applicable subsection of Section 1.9, (B) for fraud by any Effective Time Holder in connection with the Merger shall be uncapped as to that Effective Time Holder and (C) for any other Indemnifiable Damages under this Article VIII shall be limited to the aggregate cash received by such Effective Time Holder in the Merger pursuant to the applicable subsection of Section 1.9.
8.3    Period for Claims. Except as set forth below, the period during which claims may be made (the “Claims Period”) for Indemnifiable Damages arising from or in connection with the Indemnifiable Matters shall commence at the Closing and terminate the day after the date that is 18 months following the Closing Date (the “Escrow Period”); provided, however, that (a) the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any failure of the Fundamental Representations to be true and correct or any inaccuracy in the Spreadsheet shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations and (b) the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any breach of any Post-Closing Covenant shall be the later of (I) the first anniversary of the specified date for performance of the applicable covenant or agreement, if any, or (II) the date that is 18 months following the Closing Date (the applicable time period specified in this proviso being the “Special Claims Period”). Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period as in the reasonable judgment of Acquiror shall be necessary to satisfy any unresolved or unsatisfied claim for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Effective Time Holders’ Agent prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claim for Indemnifiable Damages has been resolved or satisfied. At the end of the Escrow Period, the remainder of the Escrow Fund, less any amounts remaining in respect of unresolved or unsatisfied claims pursuant to the previous sentence, shall be released and distributed to the Effective Time Holders promptly (and in any event within ten (10) Business Days) in accordance with each such Effective Time Holder’s respective Pro Rata Percentage. With respect to any amounts retained following the expiration of the Escrow Period, such amounts shall be released to the Effective Time Holders based on their respective Pro Rata Percentages within ten (10) Business Days following the resolution or satisfaction of such claim, net any amounts therefrom used to satisfy such Effective Time Holder’s indemnification obligations with respect to such claim, in accordance with this Article VIII.
8.4    Other Limitations.
(a)    Indemnifiable Damages will be calculated net of any insurance coverage and any indemnity, contribution or other similar payment or other third party collateral source actually received by any Indemnified Person in respect of any such claim; provided, however, (i) any reasonable actual collection costs and applicable deductibles, but disregarding premium adjustments and retrospectively rated premiums, incurred by any Indemnified Person in making any claims shall constitute “Indemnifiable Damages”, and (ii) no Indemnified Person shall have any obligation hereunder to use more than commercially reasonable efforts, at no material out-of-pocket expense, to pursue recovery under any insurance policy or any other indemnity, contribution or other similar third party payment.
(b)    Notwithstanding any other provision of this Agreement to the contrary, in no event will any Effective Time Holder be liable for any punitive damages in connection with any Indemnifiable

Damages payable to a third party arising out of the conduct of such Effective Time Holder pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.
(c)    Acquiror shall, in good faith, provide the Effective Time Holders’ Agent a reasonable opportunity to review and comment, solely to the extent reasonably practicable, on any written communications and settlement offers with any taxing authority made in connection with any notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company for which any Effective Time Holder is obligated to indemnify an Indemnified Person under this Article VIII. Acquiror shall only take a reasonable position on any Tax Return, taken as a whole, filed with any Tax Authority  in connection with any notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company for which any Effective Time Holder is obligated to indemnify an Indemnified Person under this Article VIII. Acquiror shall only take a reasonable position in any agreement, dispute, or controversy, in each case taken as a whole, with any Tax Authority in connection with any notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company for which any Effective Time Holder is obligated to indemnify an Indemnified Person under this Article VIII.
8.5    Claims. On or before the last day of the Escrow Period, Acquiror may deliver to the Escrow Agent and the Effective Time Holders’ Agent and, following the expiration of the Escrow Period, on or before the last day of the Special Claims Period, Acquiror may deliver to the Effective Time Holders’ Agent, a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):
(a)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority is reasonably likely to raise such matter in audit of Acquiror or any Subsidiary, which could give rise to Indemnifiable Damages);
(b)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, shall be a good faith estimate of the maximum potential Indemnifiable Damages); and
(c)    specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
No delay in providing such Officer’s Certificate within the Escrow Period or Special Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Effective Time Holders are materially prejudiced thereby.
8.6    Resolution of Objections to Claims.
(a)    If the Effective Time Holders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within the 20-day period following delivery of the Officer’s Certificate, Acquiror and the Effective Time Holders’ Agent shall attempt in good faith for forty-five (45) days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Effective Time Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute the Escrow Cash from the Escrow Fund in accordance with the terms of such memorandum.

(b)    If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or the Effective Time Holders’ Agent may submit the dispute to mandatory, final and binding arbitration to be held in the county of Santa Clara, the State of California. The dispute shall be resolved in accordance with Section 9.9 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute Escrow Cash from the Escrow Fund in accordance therewith.
8.7    Effective Time Holders’ Agent.
(a)    At the Closing, James C. Sha shall be constituted and appointed as the Effective Time Holders’ Agent. For purposes of this Agreement, the term “Effective Time Holders’ Agent” shall mean the agent for and on behalf of the Effective Time Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) object to such claims pursuant to Section 8.6; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (iv) consent or agree to any amendment to this Agreement; and (v) take all actions necessary or appropriate in the judgment of the Effective Time Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Effective Time Holders’ Agent may be replaced from time to time by a vote of the Effective Time Holders previously holding a majority amount deposited in escrow as of the Closing. No bond shall be required of the Effective Time Holders’ Agent, and the Effective Time Holders’ Agent shall receive no compensation for his services.
(b)    The Effective Time Holders’ Agent shall not be liable to any former holder of Company Common Stock for any act done or omitted hereunder as the Effective Time Holders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall severally (not jointly) indemnify the Effective Time Holders’ Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Effective Time Holders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Effective Time Holders’ Agent. If not paid directly to the Effective Time Holders’ Agent by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Effective Time Holders’ Agent from the amounts in the Escrow Fund otherwise distributable to the Effective Time Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) at the end of the Escrow Period.
(c)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Effective Time Holders’ Agent that is within the scope of the Effective Time Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Company Stockholder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Effective Time Holders.
8.8    Third-Party Claims. In the event that Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle and resolve any such claim (and the reasonable costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages); provided, that the Effective Time Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Effective Time Holders’ Agent, which shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed to have been given unless the Effective Time Holders’ Agent shall have objected within twenty (20) days after a written request for such consent by Acquiror, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Effective Time Holders’ Agent has consented to any such settlement or resolution, neither the Effective Time Holders’ Agent nor the Effective Time Holders shall have any power or authority to object under this Section 8.8 or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.
ARTICLE IX

GENERAL PROVISIONS
9.1    Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the other certificates contemplated hereby (and the indemnification obligations of the Company relating thereto) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the day after the date that is 18 months following the Closing Date, provided, that the foregoing shall not apply to the matters subject to Special Claims Periods pursuant to Section 8.3, which matters shall survive in accordance with the applicable Special Claims Period. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall survive until 11:59 p.m. Pacific Time on the day after the date that is 18 months following the Closing Date. If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant prior to the Closing shall be affected by the expiration of such covenant (subject to the limitations set forth in this Agreement).
9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i)    if to Acquiror or Merger Sub, to:
Proofpoint, Inc.
892 Ross Drive
Sunnyvale, CA 94089
Attn:     Chief Executive Officer
General Counsel
Facsimile No.: (408) 517-4711
Telephone No.: (408) 517-4710

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041

Attention:	Kris S. Withrow
Gaurav Sud
Facsimile No.: (650) 988-8500
Telephone No.: (650) 335-7122
(ii)    if to the Company or Effective Time Holders’ Agent, to:
James C. Sha
[____________]
[____________]
Attn: [____________]
Facsimile No.: (___)
Telephone No.: (___)
with a copy (which shall not constitute notice) to:
White & Case LLP
3000 El Camino Real
5 Palo Alto Square, 9th Floor
Attn: Eric Hwang
Facsimile No.: (650) 213 8158
Telephone No.: (650) 213 0388
9.3    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
9.5    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons and Section 5.2 is intended to benefit directors and officer of the Company) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction.
9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law. Subject to Section 9.9(h) and 9.9(i) below, any dispute hereunder (“Dispute”) shall be settled by arbitration in the county of Santa Clara, California, and, except as herein specifically stated, in accordance with the Judicial Arbitration & Mediation Services/EnDispute Streamlined Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”). The arbitration provisions of this Section 9.9 shall govern over any conflicting rules that may now or hereafter be contained in the J.A.M.S. Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.
(a)    Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by J.A.M.S., but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
(b)    Selection of Arbitrator. The parties will cooperate with J.A.M.S. in promptly selecting from a list of arbitrators who are lawyers familiar with California contract law one (1) arbitrator from the J.A.M.S. panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing services for either party, and (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the parties cannot agree on an arbitrator within three (3) Business Days after either party’s issuance of a written demand for arbitration, J.A.M.S. will select the arbitrator.
(c)    Payment of Costs. The Acquiror and the Effective Time Holders’ Agent (on behalf of the Company Stockholders) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.
(d)    Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.
(e)    Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.
(f)    Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 9.9 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.
(g)    Confidentiality. At the request of any party, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters, or other Persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.
(h)    Emergency Relief. A party may apply either to a court of competent jurisdiction, or to an arbitrator if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim in accordance with this Section 9.9. The appointment of an arbitrator does not preclude a party from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
(i)    Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.
9.10    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
PROOFPOINT, INC.

By: /s/ Gary Steele
Name: Gary Steele
Title: CEO

ALBANY ACQUISITION CORP.

By: /s/ Michael Yang
Name: Michael Yang
Title: Director

ARMORIZE TECHNOLOGIES, INC.

By: /s/ Yao-Wen Wayne Huang
Name: Yao-Wen (Wayne) Huang
Title: CEO

JAMES C. SHA, AS EFFECTIVE TIME HOLDERS’ AGENT

/s/ James C. Sha

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]